CONFIRMATORY PLEDGE AGREEMENT

CONFIRMATORY PLEDGE AGREEMENT dated as of December 15, 2006 between Alex Mashinsky, an individual with an address at 510 Berkeley Square, Memphis, TN 38120 (the “Pledgor”), and Thai Lee, an individual with an address at c/o Software House International, Inc., 2 Riverview Drive, Somerset, NJ 08873 (the “Pledgee”).

PRELIMINARY STATEMENT

This Agreement is being entered into in furtherance of that certain Letter Agreement (the “Letter Agreement”) dated March 3, 2006 between Pledgor and Pledgee and in order to confirm the pledge of securities contemplated thereby. Unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings given to such terms in the Letter Agreement.

Pledgee loaned to Pledgor $8,072,008.39 (the “Loan”) and Pledgor agreed to use the proceeds of the Loan to acquire shares of common stock of Arbinet- theExchange, Inc. (“ARBX”) or to meet certain margin calls in respect thereof.

Pledgor and its affiliates own shares of ARBX (the “ARBX Shares”) listed on Schedule I hereto.

Pledgor is today delivering to Pledgee a series of Promissory Notes (the “Promissory Notes”) evidencing the obligation of Pledgor to pay to Pledgee $3,500,000 principal amount of the Loan not later than May 31, 2007, $1,600,000 principal amount of the Loan not later than May 31, 2007, $350,000 principal amount of the Loan not later than April 30, 2007 and $2,622,008.39 principal amount of the Loan not later than April 30, 2007, and Pledgee has agreed to accept the Promissory Notes on the condition that Pledgor grants to Pledgee a perfected security interest in the assets of Pledgor.

Pledgor has agreed to pledge to Pledgee the ARBX Shares, the shares (the “PWHT Shares”) of Migo Software, Inc., formerly Powerhouse Technologies Group, Inc. (“PWHT”) and the membership interests (the “Q Limo Shares”) of Q Limo LLC (“Q Limo”) set forth on Schedule I which are owned by Pledgor or an affiliate of Pledgor, as security for the payment by Pledgor of the Loan.

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereunder agree as follows:

1.  Pledge.

1.1  Pledge. As security for (a) the due, full and punctual payment of all amounts and liabilities specified in this Agreement, the Promissory Notes, and in any other agreement or instrument delivered to Pledgee by Pledgor (such agreements and instruments are collectively referred to as the “Ancillary Documents”), (b) the due, punctual and faithful performance of and compliance with all other obligations, terms, conditions, covenants, representation and warranties and agreements arising under this Agreement, the Promissory Notes or any Ancillary Document, and (c) all expenses, costs and fees, including but not limited to attorneys' fees and expenses, incurred by Pledgee in connection with the collection of all amounts due by Pledgor to Pledgee, perfection and enforcement of Pledgee's security interest in the Pledged Securities and the maintenance, preservation, taking possession of and disposition of the Pledged Securities (collectively referred to herein as the “Obligations”), Pledgor hereby transfers, hypothecates, pledges, sets over and delivers unto Pledgee and grants to Pledgee a security interest in, all right, title and interest Pledgor now has or hereafter may acquire in (a) the ARBX Shares, the PWHT Shares, the Q Limo Shares and all other securities of ARBX, PWHT and Q Limo obtained in the future by Pledgor or any affiliate of Pledgor and the certificates representing or evidencing all such interests, (b) all other property which may be delivered to and held by Pledgee pursuant to the terms hereof, (c) all payments of principal, interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of the securities referred to in clause (a) or clause (b) above, (d) except as provided in Section 4 below, all rights and privileges of Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above, and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) being collectively called the “Pledged Securities”). All stock certificates, notes or other securities or instruments now or hereafter included in the Pledged Securities shall be duly endorsed to Pledgee or accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to Pledgee and by such other instruments and documents as Pledgee may reasonably request, and all other property comprising part of the Pledged Securities shall be accompanied by proper instruments of assignment duly executed by Pledgor or, if owned by an affiliate of Pledgor, by such affiliate and such other instruments or documents as Pledgee may reasonably request.

1.2   Delivery of the Pledged Securities. Pledgor has delivered certain shares (as described on Schedule I) to the account of Pledgee. The parties hereto acknowledge that such shares are part of the Pledged Securities described herein and any certificates or instruments that have been delivered to Pledgee with respect to such shares are part of the Pledged Securities and such shares have not been delivered to Pledgee in satisfaction of the Loan. In addition, concurrent with the execution and delivery of this Agreement, Pledgor shall deliver, or cause its affiliate to deliver, certificates representing the ARBX Shares, the PWHT Shares and the Q Limo Shares accompanied by stock powers duly endorsed in blank in proper form for transfer to Pledgee, and Pledgor shall immediately upon receipt deliver or cause to be delivered to Pledgee any and all certificates or other instruments or documents representing additional Pledged Securities, endorsed or assigned in blank or in favor of Pledgee, as directed by Pledgee and Pledgor shall deliver or cause to be delivered to Pledgee certificates or instruments for all other securities obtained in the future by Pledgor or any affiliate of Pledgor.

2.  Representations, Warranties and Covenants. Pledgor hereby represents, warrants and covenants to and with Pledgee that:

2.1  Pledgor (a) is and will at all times continue to be the direct owner, beneficially and of record, of the Pledged Securities, (b) holds the same free and clear of any and all liens, charges, claims, security interests, pledges, rights of first refusal, preemptive rights, hypothecations or other encumbrances (collectively, “Liens”), (c) will make no assignment, pledge, hypothecation or transfer of, or create any Lien in, the Pledged Securities, (d) will cause all securities included within the Pledged Securities to be certificated securities, and (e) will cause any and all certificates, instruments or other documents representing or evidencing Pledged Securities to be forthwith deposited with Pledgee and pledged or assigned thereunder. If the Pledged Securities shall hereafter become subject to any Lien, (other than with the express written consent of Pledgee), Pledgor warrants that it will immediately undertake to secure the release of such Pledged Securities from such Lien claim at Pledgor’s own cost and expense. Pledgor will appear in and defend any action or proceeding which may affect the security interest of Pledgee.

2.2  The shares of ARBX stock listed on Schedule I include all of the shares purchased by Pledgor with the proceeds of the Loan.

2.3  By virtue of the execution and delivery by Pledgor of this Agreement and the delivery of the Pledged Securities to Pledgee in accordance with this Agreement, Pledgee will obtain a valid, legal and perfected first priority lien and security interest in such Pledged Securities as security for the repayment of the Obligations, free and clear of all Liens.

2.4  All financial information (and all information relating to the Pledged Securities) heretofore submitted to Pledgee by Pledgor or at Pledgor’s request is true and correct, and all financial information hereafter submitted to Pledgee by Pledgor or at Pledgor’s request will be true and correct when given.

2.5  Pledgor shall promptly reimburse Pledgee for any and all legal and accounting expenses, including reasonable attorneys’ and accountants’ fees and court costs incurred in collecting any sums payable by Pledgor in enforcing this Agreement or any obligations secured thereby or in verifying, handling, retrieving, repossessing, selling or otherwise disposing of the Pledged Securities, all of which sums shall become part of the indebtedness secured hereby.

2.6  Pledgor shall not grant any security interest to anyone other than Pledgee in any of the Pledged Securities without Pledgee’s prior written consent.

3.  Delivery of Notice; Denominations. Pledgor shall promptly give to Pledgee copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of Pledgor. Pledgee shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purposes consistent with this Agreement.

4.  Voting Rights; Dividends and Interests.

4.1  Except as provided in Section 4.2 and 4.3:

4.1.1  Pledgor shall be entitled to exercise any and all voting rights accruing to it as the owner of Pledged Securities for any purpose consistent with the terms of this Agreement, the Promissory Notes and the Ancillary Documents so long as such exercise of rights could not, and could not reasonably be expected to, adversely affect the rights and remedies of Pledgee under this Agreement, the Promissory Notes or the Ancillary Documents or the ability of Pledgee to exercise the same.

4.1.2  Pledgee shall execute and deliver to Pledgor, or cause to be executed and delivered to Pledgor, all such proxies, powers of attorney, and other instruments as Pledgor may reasonably request for the purpose of enabling Pledgor to exercise the voting rights which it is entitled to exercise pursuant to Section 4.1.1.

4.1.3  All payments, dividends and distributions made on or in respect of Pledged Securities, whether paid or payable in cash, securities or other property, and whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of the issuer of any Pledged Securities or received in exchange for or in redemption of Pledged Securities or any part thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Securities and, if received by Pledgor, shall not be commingled by Pledgor with any of its other funds or property but shall be held separate and apart therefrom in trust for the benefit of Pledgee and shall be delivered to Pledgee in the same form as so received (with any necessary endorsement).

4.1.4  Prior to the occurrence of an event of Default, Pledgor may, on three business days' notice to Pledgee, sell the Pledged Securities; provided that (a) Pledgee complies with the terms of the Promissory Notes evidencing the Loans and (b) such sales are made in the ordinary course of business.

4.2  Upon the occurrence of any event of Default under this Agreement, all rights of Pledgor to dividends which Pledgor is authorized to receive pursuant to Section 4.1.3 shall cease, and all such rights shall thereupon become vested in Pledgee, who shall have the sole and exclusive right and authority to receive and retain such dividend payments. All dividends which are received by Pledgor contrary to the provisions of this Section 4.2 shall be received in trust for the benefit of Pledgee, shall be segregated from other property or funds of Pledgor and shall be immediately delivered to Pledgee in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by Pledgee pursuant to the provisions of this Section 4.2 shall be deposited by Pledgee in an account to be established by Pledgee for the benefit of Pledgee, upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 7.

4.3  Upon the occurrence of any event of Default under this Agreement, all rights of Pledgor to exercise the voting rights which it is entitled to exercise pursuant to Section 4.1.1 shall immediately cease, and all such rights shall thereupon become vested in Pledgee, which shall have the sole and exclusive right (but not the obligation) and authority to exercise such voting rights. Pledgor shall execute and deliver to Pledgee all such proxies, powers of attorney, and other instruments as Pledgee shall request for the purpose of enabling Pledgee to exercise the voting rights which it is entitled to exercise pursuant to this Section 4.3.

5.  Default. Any one of the following events shall constitute a default (“Default”) of Pledgor’s performance hereunder:

5.1  Failure of Pledgor to pay or perform as and when due any of the Obligations.

5.2  Failure of Pledgor to perform or observe any of the material terms, conditions, covenants, representations or warranties contained in this Agreement, the Promissory Notes or any Ancillary Document.

5.3  Failure to pay when due (including within any applicable grace period) any indebtedness evidenced by or included in or secured or covered by any bond, note, indenture, loan agreement, guaranty, trust agreement, mortgage or similar instrument to which Pledgor is a party or by which he is bound, or by which any of his properties or assets may be affected (a “Debt Instrument”) or failure to perform any term, condition or covenant of any Debt Instrument so that, as a result of such failure and the passage of any applicable grace period, the indebtedness evidenced thereby is or may be declared due and payable prior to the date on which such indebtedness would otherwise become due and payable.

5.4  The filing by Pledgor of a petition under any section or chapter of the Federal Bankruptcy Code; the making by Pledgor of an assignment for the benefit of creditors; the filing by Pledgor of a proceeding for dissolution or liquidation; the appointment of or the application for the appointment of a receiver, trustee, controller or custodian for all or part of the assets of Pledgor; the attempt of Pledgor to make an adjustment, settlement or extension of its debts with his creditors generally.

5.5  Pledgor’s becoming insolvent, becoming unable to meet his obligations as they come due.

5.6  The issuance of a writ of attachment, garnishment, execution or similar legal process against Pledgor or any of Pledgor’s property, which remains unstayed, undismissed and undischarged for 60 days or more.

5.7  The making of any assessment for taxes against Pledgor by the United States of America, any state or any subdivision of either, which remains unstayed, undismissed and undischarged for 60 days or more.

5.8  Pledgor shall have concealed, removed or permitted to be concealed or removed any part of his property, with intent to hinder, delay or defraud any of his creditors, or made or suffered a transfer of any of his property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of his property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of his property through legal proceedings or distraint which is not vacated within 30 days from the date thereof.

5.9  There shall have been a material adverse change in the financial condition, property or assets of Pledgor.

6.  Remedies upon Default. Upon the occurrence of a Default, whether or not all of the Obligations shall have become due and payable, in addition to its rights under this Agreement, the Promissory Notes or any Ancillary Document:

6.1  Pledgee may, without notice to or demand upon Pledgor, declare any and all Obligations immediately due and payable;

6.2  Pledgee shall have all of the rights and remedies with respect to the Pledged Securities of a secured party under the Uniform Commercial Code as in effect in the State of Tennessee (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted (to the extent such other rights are not inconsistent with the provisions of this Agreement), including without limitation the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Securities as if Pledgee were the sole and absolute owner thereof (and Pledgor agrees to take all such action as may be appropriate to give effect to such right);

6.3  Pledgee in its discretion may, consistent with the other provisions of this Agreement, in its name or in the name of Pledgor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Pledged Securities, but shall be under no obligation to do so;

6.4  Pledgee may, upon five days’ prior written notice to Pledgor, with respect to the Pledged Securities or any part thereof which shall then be or shall thereafter come into the possession, custody or control of Pledgee, or any of its agents, sell, lease, assign or otherwise dispose of all or part of the Pledged Securities, at such place or places as Pledgee deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and Pledgee or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Pledged Securities so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise) of Pledgor, any such demand, notice and right or equity being hereby expressly waived and released. During such five-day period, Pledgor may satisfy the Obligations and/or substitute collateral for the Pledged Securities which shall be acceptable to Pledgee, in its sole and absolute discretion. Pledgee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned; and

6.5  Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, Pledgee may be compelled, with respect to any sale of all or any part of the Pledged Securities, to limit purchasers to those who will agree, among other things, to acquire the collateral for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to Pledgee than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Pledgee shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Securities for the period of time necessary to permit registration of such Pledged Securities for public sale.

7.  Application of Proceeds of Sale. Pledgee may apply the cash proceeds actually received from any sale or other disposition of the Pledged Securities to the expenses of retaking, holding, preparing for sale, selling, advertising and the like, to attorneys’ fees and all legal, travel and other expenses which may be incurred by Pledgee in attempting to collect any of the Obligations or enforce this Agreement or in the prosecution or defense of any action or proceeding related to the subject matter of this Agreement; and then to the Obligations in such order and as to principal or interest as Pledgee may desire; and Pledgor shall remain liable and shall pay Pledgee on demand any deficiency remaining, together with interest thereon at the highest rate then payable on the Obligations and the balance of any expenses unpaid, with any surplus to be paid to Pledgor.

8.  Pledgee Appointed Attorney-in-Fact. Except as otherwise provided herein, Pledgor hereby appoints Pledgee the attorney-in-fact of Pledgor for the purposes of carrying out the provisions of this Agreement or taking any action or executing any instrument which Pledgee may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Pledgee shall have the right, upon the occurrence of a Default, with full power of substitution either in Pledgee’s name or in the name of Pledgor, to ask for, demand, sue for, collect, receive and give acquittance for any and all monies due or to become due under or by virtue of the Pledged Securities, to endorse checks, drafts, orders and other instruments for the payment of money payable to Pledgor constituting Pledged Securities or any part thereof or on account thereof and to give full discharge for the same, to settle, compromise, prosecute or defend any action, claim or proceeding with respect thereto, and to sell, assign, endorse, pledge, transfer and make any agreement respecting, or otherwise deal with, the same; provided, however, that nothing herein contained shall be construed as requiring or obligating Pledgee to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by Pledgee, or to present or file any claim or notice, or to take any action with respect to the Pledged Securities or any part thereof or the monies due or to become due in respect thereof or any property covered thereby, and no action taken by Pledgee or omitted to be taken with respect to the Pledged Securities or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Pledgor or to any claim or action against Pledgee, except in the case of, and then solely to the extent of the proximate damage resulting from the, gross negligence or willful misconduct by Pledgee.

9.  No Waiver. No failure on the part of Pledgee to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by Pledgee preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. Pledgee shall not be deemed to have waived any rights hereunder or under any other agreement or instrument unless such waiver shall be in writing and signed by such parties.

10.  Security Interest Absolute.

10.1  All rights of Pledgee hereunder, the grant of a security interest in the Pledged Securities and all obligations of Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of this Agreement, the Ancillary Documents, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the terms of this Agreement, the Ancillary Documents or any other agreement or instrument, (c) any exchange, release, amendment or waiver of, or consent to or departure from, any guaranty for all or any of the Obligations or (d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor in respect of the Obligations or in respect of this Agreement or the Ancillary Documents.

10.2  Upon payment of all of the Obligations to Pledgee, Pledgee shall return to Pledgor all of the Pledged Securities which has not been transferred, sold or otherwise applied pursuant to this Agreement or previously returned to Pledgor. Until such termination, this Agreement shall bind Pledgor and its successors and assigns, and shall inure to the benefit of Pledgee and its successors and assigns.

11.  Further Assurances. Pledgor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as Pledgee may at any time request in connection with the administration and enforcement of this Agreement, with respect to the Pledged Securities or any part thereof or in order better to assure and confirm unto Pledgee its rights and remedies hereunder.

12.  Pledgee’s Fees and Expenses. Pledgor agrees to pay upon demand to Pledgee the amount of any and all expenses, including the reasonable fees and expenses of its counsel and of any experts or agents, which Pledgee may incur in connection with (a) the administration of this Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Securities, (c) the exercise or enforcement of any of the rights of Pledgee hereunder, or (d) the failure by Pledgor to perform or observe any of the provisions hereof. Any such amounts payable as provided hereunder or thereunder shall be additional obligations secured by this Agreement.

13.  Entire Agreement; Binding Agreement; Assignments. This Agreement contains the entire agreement between the parties concerning its subject matter, and supersedes and replaces all prior agreements and understandings including, but not limited to, the Letter Agreement, with respect to such subject matter. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that Pledgor shall not assign or transfer this Agreement or any interest herein or the Pledged Securities or any part thereof. Pledgor shall not pledge, encumber or grant any option with respect to the Pledged Securities or any part thereof, except as contemplated by this Agreement.

14.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware and any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of all jurisdictions other than the State of Delaware.

15.  Waiver of Jury Trial. Pledgor hereby waives, to the extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement, or the validity, protection, interpretation, collection or enforcement hereof; and Pledgor hereby waives, to the extent permitted by applicable law, the right to interpose any setoff or counterclaim or cross-claim in connection with any such litigation, irrespective of the nature of such setoff, counterclaim or crossclaim. Notwithstanding anything contained in this Agreement to the contrary, no claim may be made by Pledgor against Pledgee for any lost profits or any special, indirect or consequential damages in respect of any breach or wrongful conduct (other than willful misconduct constituting actual fraud) in connection with, arising out of or in any way related to the transactions contemplated hereunder, or any act, omission or event occurring in connection therewith; and Pledgor hereby waives, releases and agrees not to sue upon any such claim for any such damages.

16.  Notices. All notices hereunder shall be in writing and be given by registered or certified mail, return receipt requested, postage and registration fess prepaid, and shall be deemed given when so mailed as follows:

If to Pledgor:	Alex Mashinsky 510 Berkeley Square Memphis, TN 38120 Facsimile No.: [________]
with a copy to:	Eaton & Van Winkle LLP 3 Park Avenue New York, New York 10016 Attention: Joseph L. Cannella Facsimile No.: (212) 561-3633
If to Pledgee:	c/o Software House International, Inc. 2 Riverview Drive Somerset, NJ 08873 Facsimile No.: (732) 868-8889
with a copy to:	Orrick, Herrington & Sutcliffe LLP 666 Fifth Avenue New York, NY 10103-0001 Attention: George H. Wang, Esq. Facsimile No.: (212) 506-5151

17.  Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, no party hereto shall he required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired. The parties shall endeavor in good faith negotiations to replace the invalid, illegal and unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

18.  Section Headings. The section and other headings used herein are for convenience only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

19.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

20.  Continued Effect. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Pledgor for liquidation or reorganization, should Pledgor become insolvent, or make an assignment for any benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Pledgor’s assets and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a “voidable, preference,” “fraudulent conveyance” or otherwise, all as though such payment, or any part thereof, is rescinded, reduced, restored or returned.

21.  Rights Cumulative. All of Pledgee’s rights and remedies with respect to the Pledged Securities, whether established hereby or under, arising out of or in any way connected with this Agreement, or by any other agreements, instruments or documents or by law, shall be cumulative and may be exercised singly or concurrently.

22.  CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN NEW CASTLE COUNTY IN THE STATE OF DELAWARE AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT (AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY PLEDGOR WITH THE CONSENT OF PLEDGEE AS ITS PLEDGEE) TO RECEIVE ON ITS BEHALF, SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY PLEDGOR TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO PLEDGOR AT ITS ADDRESS PROVIDED HEREIN, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. TO THE EXTENT PERMITTED BY LAW, IF ANY PLEDGEE APPOINTED BY PLEDGOR REFUSES TO ACCEPT SERVICE, PLEDGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF PLEDGEE TO BRING PROCEEDINGS AGAINST PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION.

23.  Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. If any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three business days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

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AMENDED AND RESTATED JOINT FILING AGREEMENT

Alex Mashinsky, Governing Dynamics Investments, LLC, Thai Lee and Thai Lee 2003 Grat Agreement A, each hereby agrees to, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, that the Schedule 13D filed herewith , and any amendment thereto, relating to the shares of common stock, $0.001 par value per share, of Arbinet-thexchange, Inc. are, and will be, filed jointly on behalf of such person. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but of all which together shall constitute one and the same instrument.

GOVERNING DYNAMICS
INVESTMENTS, LLC

By: _________________________________
Alex Mashinsky,
Sole member and manager

____________________________________
Alex Mashinsky (individually)

THAI LEE 2003 GRAT AGREEMENT A

By: _________________________________
Thai Lee, Trustee

____________________________________
Thai Lee (individually)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed, as of the day and year first above written.

PLEDGOR:

_____________________________
ALEX MASHINSKY

PLEDGEE:

_____________________________
THAI LEE

SCHEDULE I

SHARES DELIVERED TO PLEDGEE

ARBX Shares

1,626,089 Shares

20,320 Shares

PWHT Shares

2,955,500 Shares

Q Limo Shares

100% of the Q Limo Shares owned by Pledgor